EXHIBIT 99.1

SearchCore CEO To Appear at Two Media Events this Week

Tyler, Texas – February 3, 2015 – SearchCore, Inc. (OTCQB: SRER) a manufactured housing retail center owner and operator that manages and operates its retail centers through it’s wholly owned subsidiary Wisdom Homes of America, Inc., today announced that the Company’s CEO, Mr. Jim Pakulis, will be presenting and providing an overview of Wisdom Homes of America at two different public relations/media events this week.

On Tuesday, February 3rd, at 10:30am PST, Mr. Pakulis will appear on BusinessRockstars to discuss Wisdom Homes. He will be the feature interview on the Business Rockstars CEO segment. BUSINESS ROCKSTARS positions itself as the content platform for entrepreneurs across mobile, social and broadcast that brings together some of the world’s biggest and most accomplished CEOs as well as successful small business owners and entrepreneurs. The live, two-hour daily show hosted by Ken Rutkowski is distributed on more than 70 radio stations, along with streaming video and social media. The interview can be seen at live at  businessrockstars.com. SearchCore will also post the interview on the company’s website,  www.Searchcore.com

On Thursday, February 5th, Mr. Pakulis will be presenting at the SeeThru Equity Winter Microcap Investor Conference in New York City. Mr. Pakulis will be discussing Wisdom Homes of America’s accomplishments, goals and objectives. He will also provide an overview of the manufactured housing industry. SeeThruEquity is an equity research and corporate access firm focused on companies with less than $1 billion in market capitalization. The research is not paid for and is unbiased. SeeThru Equity is a premier and unbiased provider of microcap equity research and well-run, institutional and high net worth investor focused conferences.

About SearchCore, Inc.

SearchCore, Inc., founded in 2010, is a manufactured housing retail center owner and operator. The company is headquartered in Tyler, Texas. The Company’s common stock trades on the OTCQB, under the ticker symbol “SRER.”

Safe Harbor Notice

Certain  statements  contained  herein  are  “forward-looking  statements” (as  defined  in  the  Private  Securities Litigation Reform Act of 1995). SearchCore, Inc. cautions that statements made in this news release constitute forward-looking statements and makes no guarantee of future performance. Forward-looking statements are based on estimates and opinions of management at the time statements are made. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections or implied results. SearchCore, Inc. undertakes no obligation to revise these statements following the date of this news release.

Company Contact

SearchCore, Inc.

(800) 727-1024

info@searchcore.com

Investor Relations Contact

Surety Financial Group, LLC

410-833-0078

info@suretyfingroup.com